Exhibit 107

Calculation of Filing Fee Tables

Schedule TO

(Form Type)

Clarion Partners Real Estate Income Fund Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$35,949,464	0.0001476	$5,306.14

Fees Previously Paid	$0.00		$0.00

Total Transaction Valuation	$35,949,464

Total Fees Due for Filing			$5,306.14

Total Fees Previously Paid			$0.00

Total Fee Offsets			$0.00

Net Fee Due			$5,306.14